UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2020

XPO LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five American Lane, Greenwich, Connecticut 06831
(Address of principal executive offices)

(855) 976-6951
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	XPO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

With a view towards simplifying the equity capital structure of XPO Logistics, Inc. (the “Company”), including in contemplation of the previously announced plan to pursue a spin-off of the Company’s logistics segment (the “Spin-Off”), the Company, following approval by disinterested special committees of its board of directors, and certain holders of the Company’s outstanding Series A Convertible Perpetual Preferred Stock (the “Preferred Stock”) and warrants to purchase common stock (the “Warrants”), including Jacobs Private Equity, LLC (“JPE”), an entity controlled by Brad Jacobs, the Company’s chairman and chief executive officer, as well as certain other directors and officers of the Company, have entered into separately negotiated agreements that permit each such holder to: (i) with respect to the Warrants, exchange such holder’s Warrants for a number of shares of the Company’s common stock that is equal to the number of shares of common stock that such holder would be entitled to receive upon an exercise of the Warrants less the number of shares of common stock that have an approximate value equal to the exercise price of the Warrants and (ii) with respect to the Preferred Stock, exchange such holder’s Preferred Stock for a combination of (x) the number of shares of common stock such shares of Preferred Stock are currently convertible into and (y) a lump sum cash payment that was determined by a special committee of the board of directors to represent a reasonable approximation of the net present value of the future dividends required by the terms of the Preferred Stock to be paid by the Company at a 4% per annum rate.

The Warrants are currently exercisable for shares of common stock without any restrictions and the Preferred Stock is currently convertible for shares of common stock without any restrictions, and therefore each of the holders of these instruments is already deemed to be the beneficial owner (as defined under U.S. federal securities laws) of such shares of common stock. On December 30, 2020, certain holders of the Preferred Stock and Warrants, including JPE and certain directors and officers of the Company, entered into separate exchange agreements pursuant to which such holders exchanged (or committed to exchange subject to the satisfaction of certain customary conditions) an aggregate of 69,445 shares of Preferred Stock and an aggregate of 9,926,251 Warrants for an aggregate of 19,258,461 shares of the Company’s common stock, and in connection with the exchange of the Preferred Stock, the Company will pay an aggregate of approximately $22.2 million in cash to the exchanging holders of Preferred Stock. No shares of Company common stock were sold by such holders in connection with these transactions.

Absent these exchange transactions, holders of Warrants and Preferred Stock would not have participated alongside holders of the Company’s common stock in the pro rata distribution of the Company’s logistics segment in the Spin-Off, but would instead have been afforded an anti-dilution adjustment to reflect the value of the Spin-Off, and would have increased their ownership in the Company upon the consummation of the Spin-Off, resulting in a further concentration of ownership in the Company’s fully diluted outstanding common stock.

The issuance of the shares of the Company’s common stock described above was made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, only to holders who are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The Company relied on this exemption from registration based in part on representations made by the holders of Preferred Stock and Warrants that participated in the exchange transactions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2020	XPO LOGISTICS, INC.

	By:	/s/ Karlis P. Kirsis
Karlis P. Kirsis
Corporate Secretary